UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in its
charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana (Address of principal executive offices)	46904-9013 (Zip Code)

Registrant’s telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2009, Haynes International, Inc. (the “Company”) entered into a Separation and General Release Agreement (the “Agreement”) with August A. Cijan, the Vice President – Facilities Planning, and a named executive officer of the Company.  The Agreement provides that the Company and Mr. Cijan mutually agreed upon December 31, 2008 as a termination date for his employment with the Company.  In exchange for Mr. Cijan’s agreements as set forth below, the Company has agreed to make a single lump sum payment to Mr. Cijan in the amount of $170,000.  In exchange for this payment, Mr. Cijan has agreed (a) to release all claims (as defined in the Agreement) against the Company; (b) that the Agreement constitutes the entire agreement between Mr. Cijan and the Company with regard to the subject matter covered and that any rights, benefits and obligations upon termination of Mr. Cijan’s employment be governed solely and exclusively by the Agreement; (c) that the Agreement is intended to and will completely replace and supersede a prior Termination Benefits Agreement between Mr. Cijan and the Company, and any other termination, separation or severance agreement and all prior understandings or arrangements, oral or written, previously entered into or agreed to; and (d) to certain obligations of confidentiality and non-defamation.

A copy of the Agreement is filed herewith as Exhibit 10.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibit

10.1                           Separation and General Release Agreement by and between Haynes International, Inc. and August A. Cijan, dated January 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: January 6, 2009	By: /s/ MARCEL MARTIN
Marcel Martin Vice President, Finance and Chief Financial Officer